Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE SECOND QUARTER 2010
COCONUT GROVE, FLORIDA, August 13, 2010 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and six-months ended June 30, 2010.
Financial Highlights

	Three-Months Ended			Six-Months Ended
	June 30,		%	June 30,		%
(in thousands)	2010	2009	Change	2010	2009	Change

Net revenue:
Radio	$31,823	33,189	(4%)	$58,903	57,365	3%
Television	4,014	3,863	4%	7,780	7,481	4%

Consolidated	$35,837	37,052	(3%)	$66,683	64,846	3%

Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure:
Radio	$17,055	15,782	8%	$27,474	23,415	17%
Television	(2,041)	(2,427)	16%	(4,277)	(4,633)	8%
Corporate	(2,254)	(2,312)	3%	(4,475)	(5,173)	13%

Consolidated	$12,760	11,043	16%	$18,722	13,609	38%

As of
June 30, 2010
Cash and cash equivalents	$44,648
Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “During the second quarter, we continued to focus on aggressively managing our costs given the improving, but volatile advertising environment. The double digit increase in our operating cash flow reflects our ongoing efforts to drive further efficiencies across our operations, while continuing to prudently invest in our content and sales resources. Looking ahead, we remain focused on building our brands, increasing our audience reach across our radio, television and online properties and maximizing our share of advertising revenues in each of our markets.”

Spanish Broadcasting System, Inc.
Quarter Results
For the quarter ended June 30, 2010, consolidated net revenue totaled $35.8 million compared to $37.1 million for the same prior year period, resulting in a decrease of $1.2 million or 3%. This consolidated decrease was attributable to the decrease in our radio segment net revenue of $1.4 million or 4%. Our radio segment net revenue decreased due to national sales. The decrease in national sales occurred in all of our markets, with the exception of our San Francisco and Puerto Rico markets. Our television segment net revenue increased $0.2 million or 4%, primarily due to an increase in local spot sales and integrated sales, offset by a decrease in paid programming.
Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure, totaled $12.8 million compared to $11.1 million for the same prior year period, representing an increase of $1.7 million or 16%. This increase was primarily attributed to the decrease in operating expenses. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $11.3 million compared to $9.4 million for the same prior year period, resulting in an increase of $1.9 million or 20%. The increase in operating income was mainly due to the decrease in our station operating expenses.
Six-Months Ended Results
For the six-months ended June 30, 2010, consolidated net revenue totaled $66.7 million compared to $64.8 million for the same prior year period, resulting in an increase of $1.8 million or 3%. This consolidated increase was attributable to both of our radio and television segments. The increase in our radio segment net revenue of $1.5 million or 3% was primarily due to special events and local sales, offset by a decrease in national sales. The increase in special events occurred in our Puerto Rico and Los Angeles markets and the increase in local sales occurred in all of our markets, with the exception of our Chicago and San Francisco markets. The decrease in national sales occurred in all of our markets, with the exception of our San Francisco market. Our television segment net revenue increased $0.3 million or 4%, primarily due to an increase in local spot sales and integrated sales, offset by a decrease in paid programming.
Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure, totaled $18.7 million compared to $13.6 million for the same prior year period, representing an increase of $5.1 million or 38%. This increase was primarily attributed to the increase in net revenue and the decrease in operating expenses. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $15.7 million compared to an operating loss of $(0.2) million for the same prior year period. The increase in operating income was mainly due to the increase in net revenue and the decrease in operating expenses and impairment of assets and restructuring costs of $10.7 million.

Spanish Broadcasting System, Inc.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, which are leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com .
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

Spanish Broadcasting System, Inc.
Below are the Unaudited Condensed Consolidated Statements of Operations for the three- and six-months ended June 30, 2010 and 2009.

	Three-Months Ended June 30,		Six-Months Ended June 30,
Amounts in thousands, except per share amounts	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net revenue	$35,837	37,052	$66,683	64,846
Station operating expenses	20,823	23,697	43,486	46,064
Corporate expenses	2,254	2,312	4,475	5,173
Depreciation and amortization	1,446	1,570	3,002	3,163
Loss (gain) on the disposal of assets, net	8	(26)	8	(15)
Impairment of assets and restructuring costs	—	70	—	10,686

Operating income (loss)	11,306	9,429	15,712	(225)
Interest expense, net	(3,123)	(6,701)	(9,426)	(13,118)
Changes in fair value of derivative instrument	3,016	(366)	5,863	2,490
Other income, net	—	1	—	1

Income (loss) before income taxes	11,199	2,363	12,149	(10,852)
Income tax expense (benefit)	1,768	1,904	3,546	(365)

Net income (loss)	9,431	459	8,603	(10,487)

Dividends on Series B preferred stock	(2,482)	(2,482)	(4,964)	(4,964)

Net income (loss) applicable to common stockholders	$6,949	(2,023)	$3,639	(15,451)

Net income (loss) per common share:
Basic and Diluted	$0.10	(0.03)	$0.05	(0.21)

Weighted average common shares outstanding:
Basic	72,600	72,502	72,600	72,502

Diluted	72,870	72,502	72,824	72,502

Spanish Broadcasting System, Inc.
Non-GAAP Financial Measures
Included below are tables that reconcile the three- and six-months ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Three-Months Ended June 30,		%
(Amounts in thousands)	2010	2009	Change

Operating Income	$11,306	9,429
add back: Impairment of assets and restructuring costs	—	70
add back: Loss (gain) on the disposal of assets, net	8	(26)
add back: Depreciation and amortization	1,446	1,570

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of Assets and Restructuring Costs	$12,760	11,043	16%

	Six-Months Ended June 30,		%
(Amounts in thousands)	2010	2009	Change

Operating Income (Loss)	$15,712	(225)
add back: Impairment of assets and restructuring costs	—	10,686
add back: Loss (gain) on the disposal of assets, net	8	(15)
add back: Depreciation and amortization	3,002	3,163

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of Assets and Restructuring Costs	$18,722	13,609	38%

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Spanish Broadcasting System, Inc.
Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net revenue:
Radio	$31,823	33,189	$58,903	57,365
Television	4,014	3,863	7,780	7,481

Consolidated	$35,837	37,052	$66,683	64,846

Engineering and programming expenses:
Radio	$5,684	7,104	$11,474	14,495
Television	4,307	4,130	8,391	7,744

Consolidated	$9,991	11,234	$19,865	22,239

Selling, general and administrative expenses:
Radio	$9,084	10,303	$19,955	19,455
Television	1,748	2,160	3,666	4,370

Consolidated	$10,832	12,463	$23,621	23,825

Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment of assets and restructuring costs:
Radio	$17,055	15,782	$27,474	23,415
Television	(2,041)	(2,427)	(4,277)	(4,633)
Corporate	(2,254)	(2,312)	(4,475)	(5,173)

Consolidated	$12,760	11,043	$18,722	13,609

Depreciation and amortization:
Radio	$653	780	$1,386	1,593
Television	564	552	1,126	1,090
Corporate	229	238	490	480

Consolidated	$1,446	1,570	$3,002	3,163

Loss (gain) loss on the disposal of assets, net:
Radio	$—	(12)	$—	(20)
Television	8	—	8	19
Corporate	—	(14)	—	(14)

Consolidated	$8	(26)	$8	(15)

Impairment of assets and restructuring costs:
Radio	$—	66	$—	10,614
Television	—	—	—	24
Corporate	—	4	—	48

Consolidated	$—	70	$—	10,686

Operating income (loss):
Radio	$16,402	14,948	$26,088	11,228
Television	(2,613)	(2,979)	(5,411)	(5,766)
Corporate	(2,483)	(2,540)	(4,965)	(5,687)

Consolidated	$11,306	9,429	$15,712	(225)

Spanish Broadcasting System, Inc.
Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	June 30, 2010

Cash and cash equivalents	$44,648

Total assets	$467,931

Senior secured credit facility term loan due 2012	$307,937
Other debt	6,388

Total debt	$314,325

Series B preferred stock	$92,349
Accrued dividends payable	9,514

Total	$101,863

Total stockholders’ deficit	$(50,052)

Total capitalization	$366,136

	For the Six-Months Ended June 30,
(Amounts in thousands)	2010	2009

Capital expenditures	$807	547

Cash paid for income taxes, net	$8	22